ADVISOR AGREEMENT
This Advisor Agreement (the “Agreement”) is made effective as of November 12, 2021 (the “Effective Date”), by and between The Original BARK Company, a Delaware corporation (the “Company”), and John Toth, an individual (“Advisor”). In light of Advisor’s expertise in areas related to the Company's business and strategy, Company and Advisor agree as follows:
1.Services. Advisor agrees to consult with and advise Company from time to time on matters relating to Company’s actual and potential business, including without limitation, the accounting, finance and investor relations activities of Company, at Company's request (the “Services”). The Services may be rendered in person, or by telephone, electronic mail or other means.
2.Compensation. The Company shall pay Advisor a fee in the amount of $50,000 in exchange for the Services (the “Fee”). The Fee shall be paid monthly in three equal installments of $16,667.67 starting after the Effective Date. In addition, Advisor was granted 87,425 shares (the “Restricted Shares”) of Common Stock of the Company pursuant to that certain Restricted Stock Agreement between Advisor and the Company dated as of March 28, 2021 (the “Stock Agreement”). Unvested Restricted Shares are subject to the Company’s right of repurchase that lapses as Advisor provides services to the Company and as described more fully in the Stock Agreement. Advisor and the Company agree that performance of the Services under this Agreement constitute continued Service (as defined in the Stock Agreement) under the Stock Agreement with respect to vesting under Section 3(b) therein.
Advisor and the Company Agree that the only consideration due to Advisor regarding the subject matter of this Agreement shall be (a) the Fee and (b) the continued lapse of the Company’s right of repurchase of the Restricted Shares pursuant to, and in accordance with, the Stock Agreement during the term of this Agreement (as set forth in Section 9). Any other Stock Option Agreements or Stock Purchase Agreements between Advisor and the Company will also remain in full force and effect.
3.Confidentiality of Agreement. Advisor agrees that Advisor will not disclose to others the existence or terms of this Agreement, except that Advisor may disclose such information to Advisor’s spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement, to the extent allowed under the law.
4.Mutual No Disparagement/Public Statements. Advisor agrees that Advisor will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company shall direct its officers and directors to not make any negative or disparaging statements (orally or in writing) about Advisor. Advisor agrees to cooperate with the Company and its public relations firm on all external and internal communications regarding Advisor.
5.Cooperation. Advisor agrees to reasonably cooperate with and assist the Company and its legal counsel in connection with any current or future litigation, investigation or other legal matters involving the Company about which Advisor has knowledge or information including by making myself available at mutually convenient times and reasonable locations.
6.Inventions. Company shall own all rights, title and interests (including patent rights, copyright rights, trade secret rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all deliverables, inventions (whether or not patentable), materials, articles, technologies, works of authorship, software, specifications, designs, plans, processes, know-how, ideas, data and other results, work products and information that are made or conceived or reduced to practice, in whole or in part, by advisor, and that arise out of the Services or that are based on or otherwise reflect any Proprietary Information (as defined below) (collectively, “Inventions”). Advisor will promptly provide and fully disclose all Inventions to Company. Advisor hereby makes and agrees to make all assignments necessary to accomplish the foregoing ownership. Advisor will assist Company at its expense to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned.
7.Confidentiality. Advisor agrees that all Inventions and all other financial, business, regulatory, clinical and technical information (including, information relating to Company's products, plans, customers and employees) that advisor develops, learns or obtains in connection with the Services constitute “Proprietary Information”. Advisor will safeguard using reasonable means, hold in confidence and not disclose or, except in performing the Services, copy or use any Proprietary Information. However, advisor shall not be so obligated with respect to information that advisor can document is or becomes readily publicly available without restriction through no fault of advisor or advisor rightfully knew without restriction prior to its disclosure by Company. Upon termination and as otherwise requested by Company, advisor will promptly return to Company all originals and copies of any Proprietary Information, and all information, records and materials developed therefrom.
8.Non Interference. During the term of this Agreement and for 1 year thereafter, Advisor agrees not to induce, encourage or solicit any employee, contractor or consultant to leave Company for any reason, and not to divert, entice or otherwise take away from Company the business or patronage of any customer, supplier or prospect. In addition, Advisor is reminded of Advisor’s obligation to maintain the confidentiality of all proprietary and confidential business information of the Company and Advisor’s post-employment obligations, as set forth in the Non-Competition and Non-Solicitation Agreement with the Company which you signed on or about December 5, 2016, a copy of which are attached as Exhibit I.
9.Term and Termination. The term of this Agreement shall commence on the effective date and shall terminate on March 31, 2022 (the “Term”). Either may terminate this Agreement at any time, for any or no reason, by giving the Company 5 days’ prior written notice. Notwithstanding anything to the contrary contained in this Section 9, the Company may terminate this Agreement at any time, including during the Term, as a result of advisor’s gross negligence or willful misconduct. Sections 3 through 15 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.
10.Relationship. Notwithstanding any provision herein to the contrary, each party shall be and act as an independent contractor and not as a partner, joint venturer, employer, employee or agent of the other and shall not bind or attempt to bind the other to any contract. Advisor will not be eligible to participate in any of Company's employee benefit programs unless advisor establishes an employment relationship with Company outside of this Agreement. Advisor warrants that: none of the Services or any part of this Agreement is or will be inconsistent with any of advisor's other obligations; all services and Inventions will be advisor's original work and their use will not violate the rights of any person or entity; and advisor will not disclose to Company or use for its benefit any proprietary, confidential or trade secret information of any third party. Company may use and authorize the use of Advisor's name, likeness and biographical information in promotional materials, websites, governmental or regulatory filings and the like.
11.Assignment. This Agreement and the Services are personal to Advisor, and Advisor shall have no right or ability to subcontract, delegate, assign or otherwise transfer any rights or obligations under this Agreement without the prior written consent of Company. Any attempt to do otherwise shall be void. None of the rights of Advisor to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Advisor’s right to compensation or other benefits will be null and void. This Agreement will be binding upon and inure to the benefit of any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.
12.Injunctive Relief. Any breach of Section 4, 7, 8 or 9 will cause irreparable harm to Company for which damages will not be an adequate remedy, and therefore, Company shall be entitled to injunctive relief with respect thereto in addition to any other remedies.
13.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:
If to the Company:
The Original BARK Company
Attn: Chief Executive Officer
221 Canal Street
6th floor
New York New York 10013

If to Advisor: Last address on file with the Company.
14.Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
15.Entire Agreement. This Agreement, the Invention and Non-Disclosure Agreement with the Company and your Non-Competition and Non-Solicitation Agreement with the Company which you signed on or about December 5, 2016, copies of which are attached as Exhibit I, and the Indemnification Agreement with the Company that Advisor signed on or about June 1, 2021, a copy of which is attached as Exhibit II represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only in a written document signed by Advisor and a duly authorized officer of the Company.
16.Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York (other than its choice-of-law provisions).
17.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
19.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
20.Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.
            THE ORIGINAL BARK COMPANY:

Date:	11/20/2021	By:	/s/ Rustin Richburg
		Name:	Rustin Richburg
		Title:	Chief People Officer

ADVISOR:

Date:	11/20/2021	By:	/s/ John Toth
		Name:	John Toth